                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. )(1)


                           Repeater Technologies, Inc.
   -------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
   -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76027U102
   -------------------------------------------------------------------------
                                 (CUSIP Number)


   ------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the  appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 76027U102            13G                          Page 2 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VI, Limited Partnership
     06-1412578
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,090,883 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,090,883 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,090,883 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.29%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102              13G                         Page 3 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VI, LLC
     06-1412579
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------

 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,090,883 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,090,883 Shares of Common Stock
-------------------------------------------------------------------------------


9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,090,883 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.29%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                13G                       Page 4 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------

 Number of Shares             (5) Sole Voting Power
 Beneficially                       71,883 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    71,883 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     71,883 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.31%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                 13G                      Page 5 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       71,883 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    71,883 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     71,883 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.31%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                   13G                    Page 6 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------

 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,162,766 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,162,766  Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.60%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102              13G                         Page 7 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,162,766 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,162,766  Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.60%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                     13G                  Page 8 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,162,766 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.60%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                   13G                    Page 9 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,162,766 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.60%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                  Page 10 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,162,766 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.60%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                   13G                   Page 11 of 20 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,162,766 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     3,162,766 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.60%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 12 of 20 pages

                                  Schedule 13G
                               Amendment No. ___*
                          Common Stock Par Value $0.001
                               CUSIP No. 76027U102

ITEM 1(a)                  NAME OF ISSUER:
                           Repeater Technologies, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           1150 Morse Avenue
                           Sunnyvale, CA  94089

ITEM 2(a)                  NAME OF PERSON FILING:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont


ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)                  CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.001

ITEM 2(e)                  CUSIP NUMBER: 76027U102

                                                            Page 13 of 20 pages

ITEM 3                     Not Applicable.

ITEM 4                     OWNERSHIP.

         The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 23,201,530 shares outstanding as of September 30, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 48,860 shares of common stock and 1,140 shares of common stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively.

        Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

     Not applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10                    CERTIFICATIONS.

     Not applicable

                                                           Page 14 of 20 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2001

     Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation


                                               By:   /s/ EDWARD F. GLASSMEYER
                                                     ------------------------
                                                     Edward F. Glassmeyer, as
                                                     General Partner or
                                                     Managing Member or as
                                                     Attorney-in-fact for the
                                                     above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                               By:   /s/ EDWARD F. GLASSMEYER
                                                     -------------------------
                                                     Edward F. Glassmeyer,
                                                     Individually and as
                                                     Attorney-in-fact for the
                                                     above-listed individuals

                                                           Page 15 of 20 pages

                                INDEX TO EXHIBITS


                                                                           PAGE
                                                                           ----

EXHIBIT A                Agreement of Reporting Persons                    16

EXHIBIT B                Power of Attorney                                 17